[Seward & Kissel LLP Letterhead]
January 15, 2010

Paragon Shipping Inc.
15 Karamanli Ave
GR 16673
Voula, Greece

                      Re:           Paragon Shipping Inc.

 Ladies and Gentlemen:

We have acted as counsel to Paragon Shipping Inc. (the "Company") in connection with the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of up to an aggregate of $500,000,000 of securities, which may include common shares (including the related preferred share purchase rights), preferred shares, debt securities, guarantees, warrants to purchase the Company's securities, purchase contracts to purchase the Company's securities and units comprised of any of the foregoing securities (collectively the "Primary Securities") and 9,214,206 common shares of the Company (including the related preferred share purchase rights), to be offered by certain selling shareholders (the "Secondary Securities" and, together with the Primary Securities, the "Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Stockholders Rights Agreement dated as of January 4, 2008 (the "Stockholders Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1. the Primary Securities have been duly authorized, and when the Primary Securities are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto (and, with respect to the preferred share purchase rights, in accordance with the terms of the Stockholder Rights Agreement), will be validly issued.

2. the Primary Securities consisting of common shares and preferred shares issuable under the terms of an indenture, warrants, purchase contracts and as part of units, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

3. the Secondary Securities have been duly authorized, and are validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York: (i) the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Stockholder Rights Agreement; and (ii) the debt securities issued pursuant to an indenture and guarantees, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25744 0001 1056239